Exhibit 99.1

Newark, NY – January 28, 2010 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the first quarter of fiscal 2010 ending December 25, 2009.

On an unaudited basis, the Company reported revenue of $18.1 million for the quarter, operating income of $1,313,000 and net income of $753,000 or $0.08 per share.  This compares to revenue of $15.9 million, operating income of $947,000 and net income of $532,000 or $0.06 per share for the quarter ending December 26, 2008.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We had a busy quarter.  As previously announced, we acquired General Technology Corporation (GTC), from Crane Co. on December 16th near the very end of our fiscal first quarter.  Accordingly, the acquisition had almost no impact on our financial results.  Our operating margins increased from the previous year but were softer than Q4 of fiscal 2009.  Q1 is always a challenge as we must assist our customers in maximizing their year end results and this often conflicts with the initially scheduled mix of products.  Operating income was 7.2% of sales versus 6% for the same period last year.  Although, this is a strong result in its own right, it is lower than what we have come to expect because, despite our manufacturing efficiency, changes to product mix, as mentioned above, were a challenge.

“Our customer base continues to expand and during the quarter, we added a new customer in the medical sector.  We expect continued revenue growth during the balance of the year.  Sales are likely to increase from $16.3 million in fiscal Q2 ‘09 to approximately $25 million in fiscal Q2 ’10.  While much of the increase will be related to the GTC acquisition, over 20% of the balance is organic growth.  We are excited about the prospects associated with the GTC acquisition and our initial impressions after a short period of time are positive.  GTC expands our reach in the military and defense markets with their ability to manage legacy programs, an important niche that we are pleased to add to our capabilities.  While we will absorb some normal integration costs, they are more than offset by the fact there were no investment banking costs associated with the transaction.

“One final thought: Some of our customers continue to face significant difficulties in this weak economy.  However others continue to expand, and in turn expand their commercial activity with us.  This is attributable to increases in their end market activity and also endorses our performance as it appears that we are taking market share from others. We view this as recognition of our continuing commitment to serving our customers as closely to ‘Absolutely, Positively Perfect and On Time(sm)’ as we can.”

As a full service EMS provider, AS9100, IEC is ISO-9001:2000 and ISO 13485 registered, and a NSA approved supplier under the COMSEC standard.  The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution.  Information regarding IEC’s first quarter 2010 results can be found on its web site at www.iec-electronics.com

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs and satisfactory relationships with vendors.

The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2009 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan	John Nesbett/Jennifer Belodeau
IEC Electronics Corp.	International Marketing Services
(315) 332-4262	(203) 972-9200
hkeenan@iec-electronics.com	JohnNesbett@InternationalMS.com